Exhibit 99.1

DelMar Pharmaceuticals Announces

1-for-10 Reverse Stock Split

VANCOUVER, British Columbia and MENLO PARK, California., May 7, 2019 /PRNewswire/ -- DelMar Pharmaceuticals, Inc. (Nasdaq: DMPI) ("DelMar" or the "Company"), a biopharmaceutical company focused on the development and commercialization of new cancer therapies, announced today that it will effect a 1-for-10 reverse stock split of its outstanding common stock. This will be effective for trading purposes as of the commencement of trading on Wednesday, May 8, 2019.

The reverse stock split was previously approved by the Board of Directors of DelMar in accordance with Nevada law, under which no stockholder approval is required, and is intended to increase the per share trading price of DelMar’s common stock to satisfy the $1.00 minimum bid price requirement for continued listing on The NASDAQ Global Market (Rule 5550(a)(2)). DelMar’s common stock will continue to trade on the NASDAQ Capital Market under the symbol “DMPI” and under a new CUSIP number, 247078306. As a result of the reverse stock split, every ten pre-split shares of common stock outstanding will become one share of common stock. The reverse stock split will also proportionately reduce the number of shares of authorized common stock from 70 million to 7 million shares.  The reverse split will also apply to common stock issuable upon the exercise of DelMar’s outstanding warrants and stock options.

DelMar’s transfer agent, Mountain Share Transfer, LLC, which is also acting as the exchange agent for the reverse split, will provide instructions to shareholders regarding the process for exchanging share certificates. Any fractional shares of common stock resulting from the reverse stock split will be rounded up to the nearest whole post-split share and no shareholders will receive cash in lieu of fractional shares.

About DelMar Pharmaceuticals, Inc.

DelMar is focused on the development and commercialization of new therapies for cancer patients who have limited or no treatment options.  By focusing on understanding tumor biology and mechanisms of treatment resistance, the Company identifies biomarkers to personalize new therapies in indications where patients are failing, or are unable to tolerate, standard-of-care treatments.

The Company’s current pipeline is based around VAL-083, a "first-in-class," small-molecule chemotherapeutic with a novel mechanism of action that has demonstrated clinical activity against a range of cancers including central nervous system, ovarian and other solid tumors (e.g. NSCLC, bladder cancer, head & neck) in U.S. clinical trials sponsored by the National Cancer Institute (NCI).  Based on DelMar’s internal research programs, and these prior NCI-sponsored clinical studies, the Company is conducting clinical trials to support the development and commercialization of VAL-083 to solve significant unmet medical needs.

VAL-083 is being studied in two collaborator-supported, biomarker-driven, Phase 2 clinical trials for MGMT-unmethylated GBM. Overcoming MGMT-mediated resistance represents a significant unmet medical need in the treatment of GBM.  In addition, DelMar has announced the allowance of a separate IND for VAL-083 as a potential treatment for platinum-resistant ovarian cancer.

Further information on DelMar’s clinical trials can be found on clinicaltrials.gov:  https://www.clinicaltrials.gov/ct2/results?cond=&term=val-083&cntry1=&state1=&recrs

For additional information, please visit http://delmarpharma.com/; or contact DelMar Pharmaceuticals Investor Relations: ir@delmarpharma.com / (604) 629-5989.

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Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the Phase 2 clinical trial discussed above and the current results and outcomes of such trial. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company’s products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC, including, the Company’s Annual Report on Form 10-K for the year ended June 30, 2018, the Company’s Quarterly Reports on Form 10-Q, and the Company’s Current Reports on Form 8-K.